Exhibit 10(a)

Equity Transfer Agreement of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative

Whereas,

Before signing the Equity Transfer Agreement, Party A has implemented the obligation of notifying in writing the other shareholders of the matters concerning the transfer in accordance with the provisions of the laws and rules like the Company Law of the People’s Republic of China, etc., as well as the Articles of Incorporation of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative (hereinafter simply referred to as the Company), and Party A meets the conditions for the transfer of equity to a party other than shareholders. Now, in accordance with the provisions of the laws and rules like the Company Law of the People’s Republic of China, etc., as well as the Articles of Incorporation of the Company, after friendly negotiation, and in line with the principles of equality, mutual benefit, good faith and credibility, Party A and Party B hereby sign the Equity Transfer Agreement for joint observation.

Party A (the Transferer): Heilongjiang Tianci Liangtian Agricultural Technology Development Co., Ltd.

Domicile: Harbin City, Heilongjiang Province

Party B (the Transferee): Lou Zhengui

Domicile: Baoqing County, Heilongjiang Province

Article 1 Transfer of the Equity

1. Party A intends to transfer the 51% equity held by it in the Company to Party B;

2. Party B agrees to accept the aforesaid equity transferred;

3. The consideration for the transfer determined by the Parties is:

(1) Party B shall pay Party A RMB0 in cash;

(2) Party B shall undertake the loan of RMB300,000 that Party A owes Hao Shuping;

(3) Party A shall undertake the debt of RMB257,731 that Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative owes Heilongjiang Yuxinqi Agricultural Technology Development Co., Ltd. (a subsidiary company of Party A);

(4) Party A undertakes to waive up the obligatory right of RMB3,672,002 that Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative owes Party A, and meanwhile, since May 1, 2020, Party A will not undertake relevant obligations as a shareholder of Baoqing County Lvxin Paddy Rice Planting Special Cooperative;

4. Party A guarantees that it has complete and effective right to dispose the equity that it intends to transfer to Party B, and guarantees that the equity is not pledged, is free of the recourse by any third party, and is not involved in any dispute and lawsuit, or Party A shall undertake all the economic and legal liabilities arising from hereof.

5. After the completion of this equity transfer, Party B shall become a shareholder of the Company, and enjoy corresponding shareholder’s rights and undertake obligations; Party A shall not enjoy the shareholder’s rights and undertake obligations corresponding to the shares transferred out. The Company’s all debts before Party A transfers the equity shall be undertaken by Party A.

After the Agreement comes into force, Party B shall share the profits and corresponding risks and losses in proportion to the shares accepted.

Where when signing the Agreement, Party A does not truthfully notify Party B of the Company’s debts before the equity transfer, so that Party B suffers from losses after becoming a shareholder of the Company, Party B shall have the right to recover losses from Party A.

6. Whereas the Cooperative cannot handle the formalities for alterations until the year is over, in order to avoid negative influences of over-long waiting period on the Company’s operation, the Parties agree upon that, since May 1, 2020, Party B may exercise its rights and undertake obligations corresponding to its shares, and as a majority shareholder, Party B shall formally enjoy the Company’s decision-making right, appointment and dismission right, and all the other major rights to determine the Company’s operation and development.

7. After the legal formalities reach the changeable state, Party A shall provide necessary coordination and cooperation for the Company and Party B to handle legal formalities for relevant examination and approval, registration of alterations, and other legal formalities.

8. After the Agreement comes into force, Party B, as the actual controller of Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative, shall guarantee that it will maintain the prior right of purchasing at the same market prices when Party A conducts purchasing from Baoqing County Lvxin Paddy Rice Plant Specialized Cooperative.

Article 2 Liability for Breach of Contract

1. After the Agreement is formally signed, either party which fails to implement or incompletely implement the clauses stipulated herein shall constitute the breach of contract. The breaching party shall take charge of compensating the non-breaching party’s losses arising from its breaching behaviors.

2. Where either party breaches the Contract, the non-breaching party shall have the right to require the breaching party to implement the Agreement continuously.

Article 3 Application of Law and Settlement of Disputes

1. The Agreement is applicable to the law of the People’s Republic of China.

2. The disputes arising from the implementation of the Agreement shall be solved by the Parties through friendly negotiation. Where the negotiation fails, either party may lodge a complaint to the local People’s Court.

Article 4 Alteration or Rescission of the Agreement

Where one of the following circumstances occurs, the Agreement may be altered or rescinded. The Letter on the Alteration or Rescission of the Agreement signed by the Parties shall come into force after the original registration organ agrees with the registration of alterations;

1. The Agreement cannot be implemented due to force majeure;

2. The Parties agree with the registration of alterations after negotiation due to the change of situations.

Article 5 Undertaking of Relevant Expenses

The expenses incurred during the transfer process and related to the transfer (such as the registration of industrial and commercial alterations, etc.) shall be undertaken by Party B.

Article 6 Entry-into-effect of the Agreement and Miscellaneous

1. The Agreement shall come into force after being signed and affixed seals by the Parties. The transaction of the equity transfer shall be completed by April 30, 2020.

2. The Agreement is signed by the Parties. After the Equity Transfer Agreement is signed, the Parties shall handle the formalities for registration of alterations with the industrial and commercial administration organ in time within the period regulated in law.

3. The Agreement is made in four (4) copies, with one (1) copy held by Party A, one (1) by Party B, one (1) filed with the Company, and one (1) submitted to relevant department.

Party A (signature or seal):	Party B (signature or seal):
Heilongjiang Tianci Liangtian Agricultural Technology Development Co., Ltd. Shen Zhenai	Lou Zhengui

Date of Signature: April 24, 2020	Date of Signature: April 24, 2020

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